EXHIBIT 99.1

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Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports Fiscal 2021 First Quarter Results

•Income before income taxes and losses of unconsolidated affiliate increased by 1.6 percent to $42.2 million in the first quarter of fiscal 2021 compared to $41.6 million in the same quarter of the prior year.
•Diluted EPS was $0.64 in the first quarter of fiscal 2021 compared to $0.70 in the same quarter of the prior year. Diluted EPS in the first quarter of fiscal 2020 was positively impacted by a reduced income tax rate of 9.8 percent primarily due to a favorable tax audit settlement and tax benefits from equity-based compensation.
•Cash flow from operating activities was up 61.8 percent to $62.8 million in the first quarter of fiscal 2021 compared to $38.8 million in the same quarter of the prior year.
•Sales for the quarter declined 3.4 percent. Organic sales declined 4.9 percent and the impact of foreign currency translation increased sales by 1.5 percent.

MILWAUKEE (November 19, 2020) -- Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2021 first quarter ended October 31, 2020.

Quarter Ended October 31, 2020 Financial Results:
Income before income taxes and losses of unconsolidated affiliate increased 1.6 percent to $42.2 million for the quarter ended October 31, 2020, compared to $41.6 million in the same quarter last year.
Net income for the quarter ended October 31, 2020 declined 10.7 percent to $33.5 million compared to $37.5 million in the same quarter last year. Earnings per diluted Class A Nonvoting Common Share were $0.64 for the first quarter of fiscal 2021, compared to $0.70 in the same quarter last year. Net income and earnings per diluted Class A Nonvoting Common Share in the first quarter of last year were positively impacted by a reduced income tax rate of 9.8 percent primarily due to a favorable tax audit settlement and tax benefits from equity-based compensation.
Sales for the quarter ended October 31, 2020 declined 3.4 percent, which consisted of an organic sales decline of 4.9 percent and an increase of 1.5 percent from foreign currency translation. Sales for the quarter ended October 31, 2020 were $277.2 million compared to $286.9 million in the same quarter last year. By segment, sales declined 7.8 percent in Identification Solutions and increased 9.8 percent in Workplace Safety, which consisted of an organic sales decline of 8.4 percent in Identification Solutions and organic sales growth of 5.5 percent in Workplace Safety.

Commentary:
“We experienced a steady improvement in sales volumes as the global economy slowly healed throughout our first quarter. Sales improved in each of the last six months and we expanded our customer base in our Workplace Safety business by providing the high-quality products and the service levels that our customers have come to expect,” said Brady’s President and Chief Executive Officer, J. Michael Nauman. “This quarter, we saw demand in our Identification Solutions business improve while our Workplace Safety business had another strong quarter with organic sales increasing more than 5 percent. Growth in our Workplace Safety business was primarily driven by increased sales of safety and identification products directly related to the COVID-19 pandemic, including social distancing and personal hygiene signage. Even with the negative impacts from the COVID-19 pandemic, we increased pre-tax income this quarter as a result of our focus on executing sustainable efficiency gains. Our ongoing investments in sales, marketing, and new product development combined with our reduced cost structure position us to drive substantial profit improvements when demand increases in industrial end-markets.”
“Brady is financially strong and continues to generate significant cash flow. As of October 31, 2020, we had $256.3 million of cash on hand and no outstanding debt,” said Brady’s Chief Financial Officer, Aaron Pearce. “We generated $62.8 million of cash flow from operating activities this quarter, which was an increase of 61.8 percent compared to last year’s first quarter, and we returned $14.1 million to our shareholders in the form of dividends and share buybacks. We are generating operating cash flow in excess of net income and we have a balance sheet that allows us to make the investments necessary to drive future revenue and earnings growth while paying a solid dividend. Although we are seeing some reduction in demand for products specifically designed to help in the fight of COVID-19 and there are macro-economic challenges caused by additional government lockdowns that will impact our financial results for the quarter ending January 31, 2021, Brady’s strong balance sheet and cash generation position us extremely well for future financial success as industrial production improves.”

A webcast regarding Brady’s fiscal 2021 first quarter financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. central time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2020, employed approximately 5,400 people in its worldwide businesses. Brady’s fiscal 2020 sales were approximately $1.08 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradycorp.com.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project, ” “continue” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: adverse impacts of the novel coronavirus (“COVID-19”) pandemic or other pandemics; decreased demand for our products; our ability to compete effectively or to successfully execute our strategy; Brady’s ability to develop technologically advanced products that meet customer demands; raw material and other cost increases; difficulties in protecting our websites, networks, and systems against security breaches; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; risks associated with the loss of key employees; divestitures and contingent liabilities from divestitures; Brady’s ability to properly identify, integrate, and grow acquired companies; litigation, including product liability claims; foreign currency fluctuations; potential write-offs of Brady’s goodwill and other intangible assets; changes in tax legislation and tax rates; differing interests of voting and non-voting shareholders; numerous other matters of national, regional and global scale, including major public health issues and those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2020.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; Dollars in thousands, except per share data)

	Three months ended October 31,
	2020	2019
Net sales	$277,227	$286,947
Cost of goods sold	141,799	145,542
Gross margin	135,428	141,405
Operating expenses:
Research and development	10,203	10,967
Selling, general and administrative	83,037	89,547
Total operating expenses	93,240	100,514

Operating income	42,188	40,891

Other income (expense):
Investment and other income	155	1,380
Interest expense	(106)	(701)

Income before income taxes and losses of unconsolidated affiliate	42,237	41,570

Income tax expense	8,582	4,072

Income before losses of unconsolidated affiliate	33,655	$37,498
Equity in losses of unconsolidated affiliate	(174)	—

Net income	$33,481	$37,498

Net income per Class A Nonvoting Common Share:
Basic	$0.64	$0.71
Diluted	$0.64	$0.70
Dividends	$0.22	$0.22

Net income per Class B Voting Common Share:
Basic	$0.63	$0.69
Diluted	$0.62	$0.68
Dividends	$0.20	$0.20

Weighted average common shares outstanding:
Basic	52,021	53,143
Diluted	52,292	53,736

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	October 31, 2020	July 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$256,333	$217,643
Accounts receivable, net of allowance for credit losses of $7,704 and $7,157, respectively	156,735	146,181
Inventories	120,220	135,662
Prepaid expenses and other current assets	11,489	9,962
Total current assets	544,777	509,448
Property, plant and equipment—net	119,960	115,068
Goodwill	412,718	416,034
Other intangible assets	20,910	22,334
Deferred income taxes	8,976	8,845
Operating lease assets	41,013	41,899
Other assets	27,353	28,838
Total	$1,175,707	$1,142,466
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,907	$62,547
Accrued compensation and benefits	55,410	41,546
Taxes, other than income taxes	8,497	8,057
Accrued income taxes	10,707	8,652
Current operating lease liabilities	16,097	15,304
Other current liabilities	51,343	49,782
Total current liabilities	204,961	185,888
Long-term operating lease liabilities	29,951	31,982
Other liabilities	60,394	61,524
Total liabilities	295,306	279,394
Stockholders’ equity:
Common stock:
Class A nonvoting common stock—Issued 51,261,487 shares, and outstanding 48,497,649 and 48,456,954 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	332,121	331,761
Retained earnings	726,546	704,456
Treasury stock—2,763,838 and 2,804,533 shares, respectively of Class A nonvoting common stock, at cost	(109,146)	(107,216)
Accumulated other comprehensive loss	(69,668)	(66,477)
Total stockholders’ equity	880,401	863,072
Total	$1,175,707	$1,142,466

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Three months ended October 31,
	2020	2019
Operating activities:
Net income	$33,481	$37,498
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,635	5,634
Stock-based compensation expense	3,574	3,618
Deferred income taxes	(1,175)	1,009
Equity in losses of unconsolidated affiliate	174	—
Other	(266)	1,533
Changes in operating assets and liabilities:
Accounts receivable	(11,371)	(4,362)
Inventories	14,758	249
Prepaid expenses and other assets	(1,398)	(1,404)
Accounts payable and accrued liabilities	17,363	(5,193)
Income taxes	2,063	266
Net cash provided by operating activities	62,838	38,848

Investing activities:
Purchases of property, plant and equipment	(9,321)	(7,724)
Other	119	527
Net cash used in investing activities	(9,202)	(7,197)

Financing activities:
Payment of dividends	(11,391)	(11,533)
Proceeds from exercise of stock options	160	3,411
Payments for employee taxes withheld from stock-based awards	(2,617)	(7,269)
Purchase of treasury stock	(2,720)	—
Other	17	65
Net cash used in financing activities	(16,551)	(15,326)

Effect of exchange rate changes on cash	1,605	(304)

Net increase in cash and cash equivalents	38,690	16,021
Cash and cash equivalents, beginning of period	217,643	279,072

Cash and cash equivalents, end of period	$256,333	$295,093

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended October 31,
	2020	2019
NET SALES
ID Solutions	$198,192	$214,987
Workplace Safety	79,035	71,960
Total	$277,227	$286,947

SALES INFORMATION
ID Solutions
Organic	(8.4)%	(0.2)%
Currency	0.6%	(1.2)%
Total	(7.8)%	(1.4)%
Workplace Safety
Organic	5.5%	(0.8)%
Currency	4.3%	(3.4)%
Total	9.8%	(4.2)%
Total Company
Organic	(4.9)%	(0.4)%
Currency	1.5%	(1.7)%
Total	(3.4)%	(2.1)%

SEGMENT PROFIT
ID Solutions	$40,279	$42,443
Workplace Safety	7,988	5,157
Total	$48,267	$47,600
SEGMENT PROFIT AS A PERCENT OF NET SALES
ID Solutions	20.3%	19.7%
Workplace Safety	10.1%	7.2%
Total	17.4%	16.6%

	Three months ended October 31,
	2020	2019
Total segment profit	$48,267	$47,600
Unallocated amounts:
Administrative costs	(6,079)	(6,709)
Investment and other income	155	1,380
Interest expense	(106)	(701)
Income before income taxes and losses of unconsolidated affiliate	$42,237	$41,570